Exhibit 5.1

December 8, 2010

Momenta Pharmaceuticals, Inc.

675 West Kendall Street

Cambridge, MA 02142

Re:  Prospectus Supplement to Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with the public offering by Momenta Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of up to 4,600,000 shares of Common Stock, par value $0.0001 per share (the “Shares”), pursuant to a Registration Statement on Form S-3 (File No. 333-163615) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on December 9, 2009 under the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus supplement dated December 8, 2010 (the “Prospectus Supplement”) to the prospectus dated December 22, 2009 included in the Registration Statement (the “Base Prospectus”).

The Shares are to be sold by the Company pursuant to an underwriting agreement dated December 8, 2010 (the “Underwriting Agreement”) by and between the Company and UBS Securities LLC, as representative of the several Underwriters named in Schedule A thereto, a copy of which is filed as an exhibit to the Company’s Current Report on Form 8-K dated on or about the date hereof.

We are acting as counsel for the Company in connection with the issue and sale by the Company of the Shares.  We have examined copies of the Registration Statement, the Base Prospectus and the Prospectus Supplement, each as filed with the Commission.  We have also examined and relied upon the Underwriting Agreement, minutes of meetings of the stockholders and the Board of Directors of the Company, including committees thereof, as provided to us by the Company, stock record books of the Company as provided to us by the Company, the Certificate of Incorporation and By-Laws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.  This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K, to be filed on or about the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement and to the use of our name therein and in the Base Prospectus and the Prospectus Supplement under the caption “Legal Matters.”  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING

HALE AND DORR LLP

By:	/s/ STEVEN D. SINGER
Steven D. Singer, a Partner